Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of May 17, 2021.

Aldel LLC

By:	*
Robert I. Kauffman, Managing Member

Aldel Investors LLC

By:	*
Robert I. Kauffman, Manager

By:	*
Robert I. Kauffman

*By:	/s/ Hassan R. Baqar
Hassan R. Baqar, as Attorney-in-Fact

This agreement was executed by Hassan R. Baqar on behalf of the individuals listed above pursuant to a Powers of Attorney, copies of which were filed with the SEC on April 13, 2021 and May 14, 2021.